Exhibit 10.3

THEATER SERVICES AGREEMENT

THIS THEATER SERVICES AGREEMENT (this “Agreement”) is dated and made effective as of April 20, 2018 (the “Effective Date”), by and between FE Concepts, LLC, a Texas limited liability company (the “Company”) and CNMK Texas Properties, LLC, a Texas limited liability company (“Cinemark” and, together with any of its subsidiaries or parent from time to time providing Services hereunder, the “Consultant”).  The Consultant and the Company are sometimes referred to in this Agreement, collectively, as the “Parties” and each individually as a “Party.” Defined terms used in this Agreement but not otherwise defined herein have the meanings ascribed to them on Schedule I hereto.

RECITALS

A.   Consultant and AWSR Investments, LLC, a Texas limited liability company, are parties to that certain Limited Liability Company Agreement, dated as of April 20, 2018 (the “LLC Agreement”), pursuant to which CB Entity and Consultant have formed the Company to own and operate a certain family entertainment facilities, or facilities, incorporating games, rides, bowling, restaurants, bars and motion picture theater auditoriums (the “Facilities”).

B.   The Consultant has the qualified, experienced and necessary personnel to consult with the Company regarding the construction and operation of the motion picture theater auditoriums (the “Auditoriums”) to comprise a portion of a Facility.

C.   The LLC Agreement provides in part that the Company shall engage the Consultant to provide certain services pursuant to Article I of this Agreement (the “Theater Services”).

D.   Cinema Management, L.L.C. (the “Manager”) is a party to a Management Services Agreement with the Company to provide comprehensive management services regarding the construction, development, operation and staffing of any Facility (collectively, the “Management Services”).

E.   The Company desires    to retain the Consultant to provide the Theater Services with respect to any Facility and the Consultant is willing to provide such Theater Services, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
THEATER SERVICES

1.1   Auditorium Construction.  The Consultant agrees to consult with the Company and the Manager regarding the construction of the Auditoriums to be constructed at any Facility.  The Consultant shall advise the Company and the Manager with respect to:

(a)   recommendations regarding the number, size and design of the Auditoriums to be located in a Facility;

(b)   recommendations regarding architects, engineers, contractors, suppliers and vendors in connection with the construction of the Auditoriums;

(c)   recommendations regarding furniture, fixtures and equipment to be used in the Auditoriums; and

(d)   consultations as may be reasonably requested by the Company or Manager during the construction of the Auditoriums at a Facility.

1.2   Theater Technologies. The Consultant agrees to provide the following services relating to theater technologies:

(a)   select all digital projection, TMS, screen and sound equipment for purchase by the Company or the Manager on the Company’s behalf;

(b)   install, or supervise the installation of, all digital projection and TMS equipment;

(c)   perform remote support of the digital cinema systems through CSC;

(d)   manage the warranty and RMA of the digital cinema systems; and

(e)   perform or supervise annual maintenance, upgrades and emergency support using the Consultant’s booth engineers.

1.3   Film Booking and Buying.  The Consultant agrees to book and license or cause to be licensed on the Company’s behalf, films and other attractions for exhibition in the Auditoriums.  The Consultant is hereby authorized by the Company to execute film license agreements on behalf of the Company for any Facility.

1.4   Training.  The Consultant agrees to provide necessary and appropriate training both at a Facility and the Consultant Related Facilities to the Manager’s facility-level personnel who will be assigned to conduct the exhibition of films in the Auditoriums, including ticketing personnel, certain concession operations and operators of film projection equipment and any other training necessary to fully plan, construct, equip, and successfully operate the Auditoriums.  Training will be conducted at the Consultant’s sole election at a Facility or at the Consultant’s facilities.

1.5   Theater Operations.  The Consultant will consult with the Company and the Manager regarding the motion picture theater operations including:

(a)   ticket pricing policies;

(b)   film booking;

(c)   film settlement and settlement of any disputes with the distributors of content booked by the Consultant;

(d)   scheduling of motion picture exhibition times;

(e)   publication of show times;

(f)   management of studio relations and weekly trailer programming;

(g)   management of day-to-day studio relations, in-theater and on-line promotions;

(h)   management of trailer placements;

(i)   management of studio partnership marketing funds as applicable to the films shown at a Facility

(j)   arranging for on-screen advertising;

(k)   recommendations regarding ticketing systems and any third party ticketing vendors;

(l)   recommendations regarding personnel requirements in connection with motion picture exhibition in the Auditoriums; and

(m)   recommendations regarding budget for line items relating to the motion picture theater auditoriums, including without limitation film rental expense, in theatre marketing and projector maintenance and repair.

1.6   Exclusive Provider of Theater Services.  Unless otherwise expressly agreed by the Consultant with respect to any Facility, the Consultant shall be the exclusive provider of the Theater Services contemplated by this Agreement with respect to each Facility acquired, owned or operated by the Company.

1.7   Company Approval.  For the purpose of this Agreement, any consent or approval required or permitted to be given by the Company regarding Theater Services shall require the approval of the Board (including either Lee Roy Mitchell or at least one Board member not affiliated with the Consultant) or, the approval of an executive officer of the Company not affiliated with the Consultant to the extent that specific authority to grant such consent or approval has been expressly delegated to such officer by the Board, subject to any additional approval required by the Members in accordance with the LLC Agreement.  Any notice by the Consultant to the Company shall be given in accordance with Section 6.5.

Article II
ACKNOWLEDGEMENTS

2.1   Delegation of Duties.  Notwithstanding anything to the contrary contained in this Agreement, the Consultant shall have the right to delegate or subcontract its duties under this Agreement to any Person; provided, however, that no such delegation or subcontracting shall relieve the Consultant of liability under this Agreement and further provided that the Consultant shall supervise the activities of such subcontractor, and provided, further that the Consulting Fee continues to be paid to the Consultant.

2.2   No Restrictions on the Consultant.  The Consultant shall not be required to spend its full time and attention to provide any of the Services.  The Consultant shall devote such time and personnel as the Consultant deems appropriate to provide the Services pursuant to this Agreement.  The Company acknowledges that the Consultant and its Affiliates are in the business of developing and acquiring motion picture exhibition theaters that may be competitive with a Facility and that the Consultant and its Affiliates may in the future be presented with opportunities to develop new theaters and acquire existing theaters.  Except as may be set forth herein, the Parties agree that nothing in this Agreement shall be construed to restrict the Consultant from pursuing opportunities to develop new theaters and acquire existing theaters, and the pursuit of those ventures or activities by the Consultant or its Affiliates shall not be deemed wrongful or improper, even to the extent they are competitive with, or might otherwise constitute an opportunity for, the Company.  Without limiting the foregoing, the Consultant and its Affiliates may pursue concepts, ventures and opportunities on behalf of themselves rather than on behalf of the Company and need not offer, and the Company renounces any interest or expectancy as to participate in, such concepts, ventures and opportunities to the Company.

2.3   Film Settlement Policies.  The Company acknowledges that subject to the next sentence, (i) with respect to booking services, numerous subjective and nonquantifiable matters of judgment go into the decision of which films to book and the terms of such booking and the Consultant, for a variety of reasons, may find it necessary to book films of certain distributors;  (ii) separate geographic areas may be unique and involve factors relevant to policies employed in the negotiation and effectuation of film settlement (“Settlement Policies”) that are not of equal importance to other geographical areas, (iii) Settlement Policies for one area may not necessarily be evaluated against or compared to the Settlement Policies the Consultant or its Affiliates employ or employed in other geographic areas or markets, and (iv) the Consultant will not be required to employ the same or similar Settlement Policies hereunder as it or its Affiliates follow in other geographic areas or markets or for other theaters owned, leased or managed by the Consultant in the same geographical area; provided that the Consultant shall conduct the Settlement Policies in a good and businesslike manner and in a manner consistent with Consultant Related Facilities.  The Company confirms the Consultant has made no representation or covenant as to the Settlement Policies or booking policies it has or will have with respect to any theaters which are owned, leased or managed by the Consultant or its Affiliates or which are to be managed pursuant to the Management Agreement other than that Consultant will employ the same policies and practices in respect thereof on behalf of the Company as it does on behalf of the Consultant’s theaters and that the Consultant will act in good faith in respect thereof.

2.4   No Restriction on Payment of Consulting Fee.  The Company agrees not to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or the restriction on the ability of the Company to pay to the Consultant any fees or other amounts payable to the Consultant under this Agreement.

2.5   Management Agreement.  The Consultant acknowledges that the Company has entered into the Management Agreement with the Manager pursuant to which the Manager shall provide the Management Services.  The Company hereby authorizes the Consultant to coordinate providing the Theater Services with the Manager.  The Consultant is authorized to rely on instructions from the Manager and advise the Manger’s personnel regarding the various recommendations to be provided by the Consultant under this Agreement.  The Company authorizes and directs the Manager to pay all Consulting Fees to the Consultant, and reimburse the Consultant for all Consultant Expenses incurred by the Consultant, as provided in this Agreement.

Article III
CONSULTING FEE

3.1   Consulting Fees.  As compensation for its services under this Agreement, the Company will pay Consultant fees (the “Consulting Fees”) as set forth on Schedule II hereto. Consultant shall invoice the Company monthly in arrears for Consulting Fees due with respect to the Theater Services performed by Consultant each month during the term of this Agreement.  All invoices shall be due and payable within thirty days after receipt by the Company.

3.2   Consulting Expenses.  The Company shall reimburse the Consultant for its out-of-pocket expenses incurred in providing the Theater Services, including, but not limited to travel expenses to any Facility or proposed Facility site, any Company Trademark related fees or expenses advanced by the Consultant in its reasonable discretion and such other expenses as may be reasonably incurred by the Consultant as set forth on Schedule III hereto (“Consultant Expenses”).

Article IV
INDEMNITY

4.1   Indemnification by the Company.  The Company shall indemnify and hold harmless the Consultant and its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Consultant Indemnified Persons”) from, against and in respect of any and all claims, Proceedings, obligations, liabilities, liens, encumbrances, losses, damages, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement, including attorneys’ fees and disbursements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), in the case of clauses (b) and (c) below, whether or not involving a Third Party Claim, to the extent such Losses are incurred or suffered by the Consultant Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)   any claim or Proceeding made, initiated or threatened by any Person other than a Party (a “Third Party Claim”) that relates to the provision of the Services under this Agreement, the management and operation of a Facility or the Business, or the consequences of the Consultant’s compliance with the terms of this Agreement or any directions provided by the Company or the Manager relating to the operation of the Business, other than to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Consultant or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

(b)   all Consultant Expenses;

(c)   any breach of this Agreement by the Company.

4.2   Indemnification by the Consultant.  The Consultant shall indemnify and hold harmless the Company, the Company Subsidiaries and the members, managers, officers, directors, employees and other agents, representatives and Affiliates thereof (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Company Indemnified Persons”) from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Company Indemnified Persons as a result of, arising out of or directly or indirectly relating to any Third Party Claim that relates to the provision of the Theater Services under this Agreement to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Consultant or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

4.3   Insurance Recoveries.  The amount of Losses for which indemnification is available under Section 4.1 and 4.2 shall be calculated net of any amounts actually recovered by the Company Indemnified Persons or the Consultant Indemnified Persons, as the case may be, under insurance policies with respect to such Losses. In the event that any indemnifying person makes any payment under Section 4.1 or 4.2 in respect of any Losses, such indemnifying person shall be subrogated, to the extent of such payment, to the rights of such indemnified person against any insurer or other third Person with respect to such Losses.

Article V
TERM AND TERMINATION

5.1   Term of Agreement.  This Agreement shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier or extended pursuant to Section 5.2 (the term of this Agreement, as so modified is referred to herein as the “Term”).

5.2   Modification of Term; Termination.

(a)   The Consultant shall have the right at any time by giving (i) fifteen (15) days advance notice in writing to the Company to terminate this Agreement for non-payment under this Agreement if such non-payment is not resolved within fifteen (15) business days following written notice or (ii) after the first Facility has been in operation for a full year, two-hundred and seventy (270) days advance notice to terminate this Agreement, for any reason, with or without cause; or

(b)   The Company may terminate this Agreement at any time for Cause by giving fifteen (15) days advance notice in writing to the Consultant; provided that the Company shall not be permitted to terminate this Agreement without Cause without the prior written consent of the Consultant at any time prior to the expiration of the Term; or

(c)   This Agreement shall automatically terminate upon termination of the Management Agreement and termination of the Transition Services Period (if applicable).

5.3   Commencement and Termination of Specified Theater Services.  The provision of the Theater Services under this Agreement shall commence with respect to each Facility on such date prior to the acquisition of the site for such Facility (or acquisition of any existing Facility) as the Company may specify.  After commencement of the Theater Services, the provision of the Theater Services under this Agreement shall continue in respect of such Facilities, unless terminated earlier as expressly provided in Section 5.2.

5.4   Effects of Termination.  The termination of this Agreement in its entirety (or the termination of any of the Theater Services with respect to the Facilities), howsoever arising, shall be without prejudice to the rights and duties of the Parties accrued prior to termination. The covenants, agreements, terms and conditions of this Agreement which expressly or impliedly have effect after termination shall continue to be enforceable notwithstanding termination including all indemnification and confidentiality provisions contained in this Agreement.  If this Agreement (or the termination of any of the Theater Services with respect to the Facilities) is terminated for any reason, any amounts accrued but not yet paid to the Consultant hereunder shall be due and payable within thirty (30) days after the time of such termination.

Article VI
MISCELLANEOUS

6.1   Exclusions and Limitations of Liability.

(a)   All warranties, representations, guarantees, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise and whether written or oral are hereby expressly excluded to the fullest extent permissible by Law.

(b)   None of the Parties shall in any circumstances be liable for any claim, whether arising in contract, tort or otherwise, for consequential, economic, special or other indirect loss of any other Party, including losses calculated by reference to lost profits, contracts, business, goodwill, income, production or accruals of any such other Party (it being understood that if in connection with any Proceeding a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party).

(c)   The Company acknowledges and agrees that the Consultant shall not have any liability to the Company for any Losses made, suffered or incurred by the Company as a result of (i) the Consultant’s complying with the terms of this Agreement or any directions or authorizations that are provided to the Consultant by the Company or the Manager as specifically contemplated by this Agreement or (ii) if the Consultant requests in writing an authorization from the Company or the Manager (together with a reasonably detailed written explanation of the reasons for such request) in order to take a specified action but the Company or the Manager does not provide such requested authorization, the consequences of not taking the actions that were the subject matter of such authorization request.

(d)   The Consultant, its directors, agents, officers, employees, subsidiaries and Affiliates, as agents of the Company, shall not be liable to the Company or to any other Person for any act or omission committed in the performance of this Agreement unless such act constitutes bad faith, gross negligence, fraud or willful and wanton misconduct.  Notwithstanding any other provision in this Agreement, in no event shall the Company make any claims against the Consultant or its Affiliates on account of any alleged errors of judgment made in good faith in the development or operation of the Auditoriums in accordance with the terms of this Agreement.

(e)   The Parties accept that the limitations and exclusions set out in this Section 6.1 are reasonable having regard to all the circumstances.

6.2   Company Subsidiaries.  The Parties acknowledge that the Company may cause one or more Facilities to be owned by a Company Subsidiary.  The Consultant agrees that the Company may designate one or more Company Subsidiaries to receive the Theater Services to be performed by the Consultant with respect to any Facility and all references herein to the Company shall be construed to include any such Company Subsidiary; provided however, that the Company and any Company Subsidiary receiving any Theater Services from the Consultant shall be jointly and severally liable for the Consulting Fee, Consultant Expenses and indemnification obligations payable under this Agreement.

6.3   Succession and Assignment; No Third‑Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate, sub‑contract or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company (in the case of a transfer by the Consultant) or the Consultant (in the case of a transfer by the Company); provided, that the Consultant shall be entitled to (a) designate one or more Affiliates of the Consultant to perform its obligations hereunder and/or (b) sub‑contract with third parties (other than a Class B Competing Business) the performance of its duties with respect Theater Services provided that no such designation or sub‑contract arrangement shall relieve any Party of its obligations under this Agreement; provided, further, that the Consultant shall not be entitled to assign this Agreement to a Class B Competing Business without the Company’s and Manager’s prior written consent (except where such assignment is a result of the change in Control of Consultant).  The Manager is intended to be a third party beneficiary of this Section 6.3.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and nothing in this Agreement (whether expressed or implied) will give or be construed to give any Person, other than the Parties, any legal or equitable rights in connection with this Agreement.  Any purported assignment in breach of this Section 6.3 shall be void and confer no rights on the purported assignee.

6.4   Transaction Costs.  Except as otherwise specified herein, the Company shall bear the costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

6.5   Notices and Communications.

(a)   All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by electronic mail with confirmation of transmission by the transmitting equipment or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company or a Company Subsidiary:

FE Concepts, LLC
12400 Coit Road, Suite 800
Dallas, TX 75251
Attention:        Gary Witherspoon

E‑mail:           gw@cbcap.com

If to the Consultant:

CNMK Texas Properties, LLC
3900 Dallas Parkway
Plano, Texas  75093
Attention:     Michael Cavalier, General Counsel

E Mail:        mcavalier@cinemark.com

(b)   Each of the Parties may specify an address or email address different than that set forth in Section 6.5(a) by giving notice in accordance with Section 6.5 (a) to the other Parties.

6.6   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

6.7   Amendments, Waivers and Remedies.

(a)   No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that Section 6.3 may not be amended without the consent of the Manager.

(b)   No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, or default under or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

6.8   Confidentiality.

(a)   Subject to Section 6.8(b), the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:  (i) the provisions of this Agreement, or any document entered into pursuant to this Agreement; (ii) the negotiations relating to this Agreement; (iii) the provision of the Theater Services or the Business; and/or (iv) any of the other Parties, or their respective businesses, operations, assets, liabilities, financial condition or results of operations.

(b)   The restrictions in Section 6.8(a) shall not apply to prevent the use or disclosure of any confidential information if the relevant use or disclosure:  (i) is required by applicable Law or any Governmental Authority of competent jurisdiction, subject to the condition that the disclosing Party will provide notice of such requirement to the non‑disclosing Parties prior to disclosing any confidential information; (ii) is made to any legal, financial or other adviser, auditor, financing source, shareholder or other Affiliate of the disclosing Party, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 6.8 as if they were parties to this Agreement; (iii) is made to the officers or employees of the disclosing Party or any Affiliate thereof who need to know the information for the purposes of the transactions effected or contemplated by this Agreement, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 6.8 as if they were parties to this Agreement; (iv) is in or becomes part of the public domain other than through an action of any Party; or (v) is approved in writing in advance by the Company (in the case of a disclosure by the Consultant) or the Consultant (in the case of a disclosure by the Company), as the case may be.  For the avoidance of doubt, it is understood and agreed that the Consultant and/or its Affiliates are required to make public disclosures of material facts and events under U.S. federal securities law and that nothing contained in this Agreement shall be construed to prevent the Consultant or such Affiliates from making such public disclosures (including, without limitation, public filings or disclosures relating to this Agreement, the Company, or the Business of the Company) as they determine, in their sole and absolute discretion, is required by applicable law or regulations.

6.9   Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

6.10   Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

6.11   No Partnership, Etc..  Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall be construed as creating a joint venture or partnership between the Parties for any purpose whatsoever and no Party shall have the power or authority to bind any other Party or impose any obligations on it to the benefit of any third party.

6.12   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Schedule mean a Section or Article of, or Schedule to, this Agreement, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time and any reference to a document is to that document as varied, supplemented or replaced from time to time by agreement between the parties thereto, (d) the headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation of this Agreement, (e) words in the singular or plural form include the plural and singular form, respectively, (f) use of any gender includes the other genders, (g) any reference to writing shall include any modes of reproducing words in a legible and non‑transitory form, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) the Schedules and Recitals hereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals hereto.

6.13   Governing Law.  This Agreement, the rights of the Parties hereunder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

6.14   Arbitration.  Any claim, dispute or other matter in question between the Parties hereto arising out of or relating to this Agreement, the rights of the Parties hereunder or the breach hereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association in effect on the Effective Date before three arbitrators; one designated by the Company, one designated by the Consultant and the third designated in accordance with the Rules of the American Arbitration Association.  Any such arbitration shall be conducted in Dallas, Texas, unless the Parties mutually agree to another location.  The arbitrators shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question.  The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction thereof.  To the extent permitted by law, by agreeing to engage in the arbitration provided for in this Section 6.14, the Parties waive their right to appeal any decision made by the arbitrators.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  All costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such arbitration shall be borne in the manner which the arbitrators making the determination shall direct.  Notwithstanding the provisions of this Section 6.14, either Party may seek appropriate injunctive relief for any threatened breach.

6.15   Affiliate Transactions.  In connection with the provision of the Services under this Agreement, the Consultant may purchase necessary goods, supplies, rights and services (a) from or through any of its Affiliates or (b) pursuant to arrangements Consultant Related Facilities so long as (i) any such transaction, series of transactions or arrangement is disclosed to the Company and approved by the Board including at least one Board member not affiliated with the Consultant, (ii) in respect of any such Affiliate transaction or series of transactions, the terms and conditions thereof are competitive with the prices and terms of goods, supplies, rights and services of like quality available from non‑Affiliated third parties in an arm’s length transaction, and (iii) in respect of such shared arrangements, the allocations of costs with respect thereto are fair and reasonable and, if applicable, consistent with the methodology used by the Consultant and its subsidiaries and Affiliates to allocate similar costs among the Consultant Related Facilities.

6.16   Authority; Binding Agreement.  Each Party represents and warrants that (a) it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has the requisite power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary actions on its part, and (d) this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

6.17   Further Assurances.  Each Party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the Parties and as against third parties, or as the other Parties may reasonably request.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Theater Services Agreement as of the date first above written.

THE COMPANY:

FE CONCEPTS, LLC

By:	/s/ W. Mark Moore
Name:	W. Mark Moore
Title:	Manager

THE Consultant:

CNMK TEXAS PROPERTIES, LLC

By:	/s/ Michael Cavalier
Name:	Michael Cavalier
Title:	EVP – General Counsel

Signature Page to Theater Services Agreement

Schedule I

Certain Defined Terms

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agreement” has the meaning set forth in the Preamble hereto.

“Auditoriums” has the meaning set forth in the Recitals hereto.

“Board” means the Board of Managers of the Company.

“Business” means the business conducted at any Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Dallas, Texas.

“Cause” means (i) the commission of fraud, embezzlement or theft by the Company as determined by a court of competent jurisdiction; (ii) a breach by the Company of this Agreement, if such breach is not cured within five (5) Business Days (for any monetary breach) or sixty (60) days (for any non-monetary breach that the Company makes reasonable efforts to cure during such cure period) after the Consultant provides written notice of such breach to the Company; or (iii) the intentional wrongful damage by the Company to the business reputation of the Consultant or its subsidiaries in a manner that has a material adverse effect on the Consultant and its subsidiaries, all only if so determined by a court of competent jurisdiction.

“Change in Control” means the occurrence after the Effective Date of any one or more of the following:

(i)   any Person becomes the beneficial owner, directly or indirectly, of Common Stock of the Consultant or Cinemark Holdings, Inc. representing more than fifty percent (50%) of the Consultant or Cinemark Holdings, Inc.’s then outstanding Common Stock;

(ii)   any consolidation, merger, recapitalization or similar transaction involving the Consultant or Cinemark Holdings, Inc.; or

(iii)   the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or any material portion of the assets of the Consultant or Cinemark Holdings, Inc.

“Cinemark” means CNMK Texas Properties, LLC.

Schedule I - 1

“Class B Competing Business” means an entertainment facility incorporating restaurants, games and bowling.

“Company” has the meaning set forth in the Preamble hereto.

“Company Indemnified Person” has the meaning set forth in Section 4.2.

“Company Subsidiary” means any corporation, limited liability company, limited partnership or other entity that is directly or indirectly wholly owned by the Company.

“Consultant” has the meaning set forth in the Preamble hereto.

“Consultant Expenses” has the meaning set forth in Section 3.2.

“Consultant Indemnified Persons” has the meaning set forth in Section 4.2.

“Consultant Related Facility” means an entertainment facility (other than a Facility) owned or operated by the Consultant or its Affiliates.

“Consulting Fee” has the meaning set forth in Section 3.1.

“CSC” means the Customer Support Center where the network operating control center for a Facility is located.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Facilities” has the meaning set forth in the Recitals hereto.

Governmental Authority” means any United States federal, state or local government or any foreign government, or any political subdivision thereof, any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Law” means any United States federal, state or local, or any foreign, law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“LLC Agreement” has the meaning set forth in the Recitals hereto.

“Losses” has the meaning set forth in Section 4.1.

“Management Agreement” means the Management Services Agreement between the Company and the Manager of even date herewith pursuant to which the Manager has agreed to provide the Management Services.

“Management Services” has the meaning set forth in the Recitals hereto.

Schedule I - 2

“Manager” has the meaning set forth in the Recitals hereto.

“Parties” has the meaning set forth in the Preamble hereto.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental or regulatory body or authority or other entity of any kind.

“Proceeding” means any action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“RMA” means Return Merchandise Authorization for monitoring and tracking the shipment and return of parts or replacement parts to and from the Facility to the appropriate vendor.

“Settlement Policies” has the meaning set forth in Section 2.3.

“Term” has the meaning set forth in Section 5.1.

“Theater Services” means the services to be provided by the Consultant pursuant to Article I of this Agreement.

“Third Party Claim” has the meaning set forth in Section 4.1(a).

“TMS” means the Theater Manager Server for the theater auditoriums located in a Facility.

“Transition Services Period” has the meaning set forth in the Management Agreement.

Schedule I - 3